EXHIBIT 99.1

American Electric Technologies Reports Impact From September Storms

Texas Facilities Damage is Minor But Production Delays Anticipated

HOUSTON, Sept. 17, 2008 (GLOBE NEWSWIRE) -- American Electric Technologies, Inc. (Nasdaq:AETI), the premium supplier of custom-designed power distribution and control solutions for the traditional and alternative energy industries, announced today that the company's facilities in Houston and Beaumont, Texas have received minor damage from Hurricane Ike. Presently, both facilities are up and running on back-up power with a partial workforce. The company also reported that advance hurricane preparations apparently resulted in little damage to customer equipment, shop equipment or inventory.

Although the company expects that the preponderance of facility damages should be covered by insurance, the reduction of available workforce, facility repair efforts and damage to local infrastructure could cause production delays and accordingly could adversely impact the sales and net income for the current fiscal quarter.

"We are initially focusing our efforts on helping our employees and the communities we serve," said Arthur Dauber, AETI's Chairman and CEO. "We have assigned our Technical Services and Electrical and Instrumentation groups to this effort and have even diverted our limited resources from the switchgear and drives manufacturing group to work on electrical infrastructure rebuilding in our communities including power transmission systems, telecommunication infrastructure, water/wastewater plants, hospitals, refineries, pipelines and other energy-related electrical distribution infrastructure facilities."

American Electric Technologies, Inc. (Nasdaq:AETI) is the premium supplier of custom-designed power delivery solutions to the traditional and alternative energy industries. AETI offers M&I Electric(tm) power distribution and control products, electrical services, and E&I Construction services, as well as American Access Technologies zone enclosures, and Omega Metals custom fabrication services. South Coast Electric Systems L.L.C., a subsidiary, services Gulf Coast marine and vessel customers.

AETI is headquartered in Houston and has global sales, support and manufacturing operations in Beaumont, Texas, Keystone Heights, Fla. and Bay St. Louis, Miss. In addition, AETI has minority interests in two joint ventures, which have facilities located in Xian, China and Singapore. AETI's SEC filings, news and product/service information are available at www.aeti.com.

Forward Looking Statements

This press release contains forward-looking statements, as defined in Section 27A of the Securities Exchange Act of 1934, concerning our anticipated future revenues, profits, plans and objectives. While the Company believes that such forward-looking statements are based on reasonable assumptions, there can be no assurance that such future revenues, profits, plans and objectives will be achieved on the schedule or in the amounts indicated. Investors are cautioned that these forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company's expectations, and are subject to various risks and uncertainties, including those listed in Item 1A of the Form 10-K filed with the Securities and Exchange Commission on March 31, 2008 and Item 3 of the Form 10-Q filed on August 11, 2008. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future events make it clear that any of the projected results expressed or implied herein will not be realized.

CONTACT: American Electric Technologies, Inc.
         Investor Contact:
         Arthur G. Dauber, Chairman and CEO
         John H. Untereker, Sr. Vice President & CFO
           juntereker@aeti.com
         713-644-8182

         Ward Creative Communications
         Media Contact:
         Lena Clark
         713-869-0707
         lclark@wardcc.com